Exhibit 21

SUBSIDIARIES OF DIAMETRICS MEDICAL, INC.

The Company’s consolidated subsidiaries are shown below, together with the percentage of voting securities owned and the state or jurisdiction of each subsidiary:

Subsidiaries	Percentage of Outstanding Voting Securities Owned
TGC Research Limited (United Kingdom)	100%